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                                                                    Exhibit 11
                                                                    ----------

                   PACIFIC TELESIS GROUP AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE
    (Dollars in millions, except per share amounts; shares in thousands)

                            For the 3 Months Ended   For the 6 Months Ended
                                    June 30,                  June 30,
                            ----------------------   -----------------------
                                  1995        1994          1995        1994
                            ----------------------   -----------------------
Net income...............     $    260    $    278       $   542    $    583
                              ========    ========       =======    ========
Weighted average number
  of common shares
  outstanding ...........      424,065     424,051       424,065     423,873

Common stock equivalent
  shares applicable to
  stock options..........          449       1,163           502       1,313
                              --------    --------       -------    --------
Total number of shares
  for computing primary
  earnings per share.....      424,514     425,214       424,567     425,186

Incremental shares for
  computing fully diluted
  earnings per share.....            0           0             0           0
                              --------    --------       -------    --------
Total number of shares
  for computing fully
  diluted earnings
  per share..............      424,514     425,214       424,567     425,186
                              ========    ========      ========    ========
Earnings per common
  share (as reported)....     $   0.61    $   0.65      $   1.28    $   1.38
Primary earnings
  per share..............     $   0.61    $   0.65      $   1.28    $   1.37
Fully diluted earnings
  per share..............     $   0.61    $   0.65      $   1.28    $   1.37

Earnings per share amounts for the three- and six-month periods ended June 30, 1995 and June 30, 1994, as reported in the Condensed Consolidated Statements of Income, were based on the weighted average number of common shares outstanding for the respective periods. Primary and fully diluted earnings per share amounts were not shown in the Condensed Consolidated Statements of Income, as they differ from the reported earnings per share amounts by less than three percent.